Exhibit 99.1
______________________________________________________________________

FOR IMMEDIATE RELEASE

Contact:	Michael Hartshorn	Connie Kao
	Group Senior Vice President,	Senior Director, Investor Relations
	Chief Financial Officer	(925) 965-4668
	(925) 965-4503	connie.kao@ros.com

ROSS STORES REPORTS THIRD QUARTER EARNINGS,
REITERATES FOURTH QUARTER GUIDANCE

Dublin, California, November 19, 2015 -- Ross Stores, Inc. (Nasdaq: ROST) today reported that earnings per share for the 13 weeks ended October 31, 2015 increased 15% to $.53, on net earnings that rose 12% to $216 million. Sales for the fiscal 2015 third quarter grew 7% to $2.783 billion, with comparable store sales up 3% on top of last year’s 4% gain.

For the first nine months of the fiscal year, earnings per share increased 15% to $1.85, while net earnings rose 12% to $757 million. Sales for the first nine months of 2015 increased 8% to $8.689 billion, with comparable store sales up 4%.

Barbara Rentler, Chief Executive Officer, commented, “We are pleased with the better-than-expected sales and earnings growth we achieved in the third quarter. These results demonstrate that customers continue to respond positively to the wide assortments of fresh and exciting bargains we offer throughout our stores. Third quarter operating margin of 12.1% was ahead of plan, up 30 basis points over last year, mainly driven by higher merchandise margin.”

Ms. Rentler continued, “During the first nine months of fiscal 2015, we repurchased 10.4 million shares of common stock for an aggregate price of $530 million. We remain on track to repurchase a total of $700 million in common stock during fiscal 2015 under the two-year $1.4 billion authorization approved by our Board of Directors in February of this year.”

Looking ahead, Ms. Rentler said, “In the upcoming fourth quarter, we face challenging prior year comparisons, ongoing uncertainty in the macro-economic environment, and a holiday season that will be highly promotional. Therefore, while we hope to do better, we believe it is prudent to maintain our prior guidance for this period. For the 13 weeks ending January 30, 2016, we continue to project same store sales to be flat to up 1%, versus a strong 6% gain in the prior year, with earnings per share of $.60 to $.63 compared to $.60 in last year’s fourth quarter. For fiscal 2015, earnings per share are now forecast to be in the range of $2.45 to $2.48, up 11% to 12% from $2.21 in fiscal 2014.”

The Company will host a conference call on Thursday, November 19, 2015 at 4:15 p.m. Eastern time to provide additional details concerning its third quarter results and management’s outlook for the remainder of the year. A real-time audio webcast of the conference call will be available in the Investors section of the Company’s website, located at www.rossstores.com. An audio playback will be available at 404-537-3406, PIN #70462877 until 8:00 p.m. Eastern time on November 27, 2015, as well as on the Company’s website.

Forward-Looking Statements:  This press release contains forward-looking statements regarding expected sales, earnings levels and other financial results in future periods that are subject to risks and uncertainties which could cause our actual results to differ materially from management’s current expectations. The words “plan,” “expect,” “target,” “anticipate,” “estimate,” “believe,” “forecast,” “projected,” “guidance,” “looking ahead” and similar expressions identify forward-looking statements. Risk factors for Ross Dress for Less® (“Ross”) and dd’s DISCOUNTS® include without limitation, competitive pressures in the apparel or home-related merchandise retailing industry; changes in the level of consumer spending on or preferences for apparel or home-related merchandise; market availability, quantity, and quality of attractive brand name merchandise at desirable discounts and our buyers’ ability to purchase merchandise that enables us to offer customers a wide assortment of merchandise at competitive prices; impacts from the macro-economic environment, financial and credit markets, and geopolitical conditions that affect consumer confidence and consumer disposable income; our ability to continually attract, train and retain associates to execute our off-price strategies; unseasonable weather trends; potential data security breaches, including cyber-attacks on our transaction processing and computer information systems, which could result in theft or unauthorized disclosure of customer, credit card, employee, or other private and valuable information that we handle in the ordinary course of our business - such breaches of our data security, or our failure or delay in detecting and mitigating a loss of personal or business information, could result in damage to our reputation, loss of customer confidence, violation (or alleged violation) of applicable laws, and could expose us to civil claims, litigation and regulatory action, and to unanticipated costs and disruption of our operations; potential disruptions in our supply chain or information systems; issues involving the quality, safety, or authenticity of products we sell; our ability to effectively manage our inventories, markdowns, and inventory shortage to achieve planned gross margin; volatility in revenues and earnings; an adverse outcome in various legal, regulatory, or tax matters; natural or man-made disaster in California or in another region where we have a concentration of stores or a distribution center; increase in our labor costs; unexpected issues or costs from expanding in existing markets and entering new geographic markets; obtaining acceptable new store sites with favorable demographics; damage to our corporate reputation or brands; issues from importing merchandise from other countries; and maintaining sufficient liquidity to support our continuing operations, new store and distribution center growth plans, and stock repurchase and dividend programs. Other risk factors are set forth in our SEC filings including without limitation, the Form 10-K for fiscal 2014 and Form 10-Qs and 8-Ks for fiscal 2015.  The factors underlying our forecasts are dynamic and subject to change.  As a result, our forecasts speak only as of the date they are given and do not necessarily reflect our outlook at any other point in time.  We do not undertake to update or revise these forward-looking statements.

Ross Stores, Inc. is an S&P 500, Fortune 500 and Nasdaq 100 (ROST) company headquartered in Dublin, California, with fiscal 2014 revenues of $11.0 billion. The Company operates Ross Dress for Less® (“Ross”), the largest off-price apparel and home fashion chain in the United States with 1,276 locations in 34 states, the District of Columbia and Guam as of October 31, 2015. Ross offers first-quality, in-season, name brand and designer apparel, accessories, footwear and home fashions for the entire family at savings of 20% to 60% off department and specialty store regular prices every day. The Company also operates 172 dd’s DISCOUNTS® in 15 states as of October 31, 2015 that feature a more moderately-priced assortment of first-quality, in-season, name brand apparel, accessories, footwear and home fashions for the entire family at savings of 20% to 70% off moderate department and discount store regular prices every day. Additional information is available at www.rossstores.com.

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Ross Stores, Inc.
Condensed Consolidated Statements of Earnings

	Three Months Ended		Nine Months Ended
($000, except stores and per share data, unaudited)	October 31, 2015	November 1, 2014	October 31, 2015	November 1, 2014

Sales	$2,782,855	$2,598,820	$8,689,273	$8,008,979

Costs and Expenses
Cost of goods sold	2,003,347	1,882,185	6,190,282	5,734,387
Selling, general and administrative	443,354	410,002	1,287,878	1,185,029
Interest expense, net	4,427	777	8,082	577
Total costs and expenses	2,451,128	2,292,964	7,486,242	6,919,993

Earnings before taxes	331,727	305,856	1,203,031	1,088,986
Provision for taxes on earnings	116,071	113,136	446,531	412,792
Net earnings	$215,656	$192,720	$756,500	$676,194

Earnings per share (1)
Basic	$0.54	$0.47	$1.87	$1.63
Diluted	$0.53	$0.46	$1.85	$1.61

Weighted average shares outstanding (000) (1)
Basic	401,494	411,732	404,636	414,920
Diluted	404,504	415,929	407,888	419,483

Dividends (1)
Cash dividends declared per share	$0.1175	$0.1000	$0.3525	$0.3000

Stores open at end of period	1,448	1,366	1,448	1,366

(1) All share and per share amounts have been adjusted for the two-for-one stock split effective June 11, 2015.

Ross Stores, Inc.
Condensed Consolidated Balance Sheets

($000, unaudited)	October 31, 2015	November 1, 2014
Assets

Current Assets
Cash and cash equivalents	$485,703	$571,578
Short-term investments	1,413	—
Accounts receivable	81,324	75,895
Merchandise inventory	1,700,834	1,495,013
Prepaid expenses and other	156,130	143,665
Deferred income taxes	9,186	16,342
Total current assets	2,434,590	2,302,493

Property and equipment, net	2,307,665	2,201,620
Long-term investments	2,190	3,634
Other long-term assets	159,326	159,127
Total assets	$4,903,771	$4,666,874

Liabilities and Stockholders’ Equity

Current Liabilities
Accounts payable	$1,053,013	$1,131,717
Accrued expenses and other	417,156	395,126
Accrued payroll and benefits	279,310	240,081
Total current liabilities	1,749,479	1,766,924

Long-term debt	395,909	395,971
Other long-term liabilities	284,799	278,254
Deferred income taxes	79,502	38,429

Commitments and contingencies

Stockholders’ Equity	2,394,082	2,187,296
Total liabilities and stockholders’ equity	$4,903,771	$4,666,874

Ross Stores, Inc.
Condensed Consolidated Statements of Cash Flows

	Nine Months Ended
($000, unaudited)	October 31, 2015	November 1, 2014

Cash Flows From Operating Activities
Net earnings	$756,500	$676,194
Adjustments to reconcile net earnings to net cash
provided by operating activities:
Depreciation and amortization	202,174	170,321
Stock-based compensation	45,573	38,776
Deferred income taxes	(3,414)	(26,557)
Tax benefit from equity issuance	39,486	30,648
Excess tax benefit from stock-based compensation	(39,406)	(30,073)
Change in assets and liabilities:
Merchandise inventory	(328,159)	(237,858)
Other current assets	(57,271)	(53,561)
Accounts payable	73,715	353,184
Other current liabilities	65,802	67,769
Other long-term, net	7,027	(6,861)
Net cash provided by operating activities	762,027	981,982

Cash Flows From Investing Activities
Additions to property and equipment	(285,560)	(551,545)
Increase in restricted cash and investments	(91)	(4,764)
Purchases of investments	(718)	—
Proceeds from investments	603	12,022
Net cash used in investing activities	(285,766)	(544,287)

Cash Flows From Financing Activities
Excess tax benefit from stock-based compensation	39,406	30,073
Net proceeds from issuance of long-term debt	—	246,200
Issuance of common stock related to stock plans	15,647	18,405
Treasury stock purchased	(67,083)	(38,678)
Repurchase of common stock	(530,303)	(418,478)
Dividends paid	(144,833)	(126,807)
Net cash used in financing activities	(687,166)	(289,285)

Net (decrease) increase in cash and cash equivalents	(210,905)	148,410

Cash and cash equivalents:
Beginning of period	696,608	423,168
End of period	$485,703	$571,578

Supplemental Cash Flow Disclosures
Interest paid	$13,201	$4,834
Income taxes paid	$465,548	$461,108